UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 26, 2010

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (604) 602-1633

Golden Aria Corp.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Effective March 26, 2010, Enertopia Corp. (the "Company") had its stock quotation under the symbol "GLCP" deleted from the OTC Bulletin Board. The symbol was deleted for factors beyond the Company’s control due to various market makers electing to shift their orders from the OTCBB to the Pink OTC Markets Inc. As a result of these market makers not providing a quote on the OTCBB for four consecutive days the Company was deemed to be deficient in maintaining a listing standard at the OTCBB pursuant to Rule 15c2-11. That determination was made entirely without the Company’s knowledge. the Company’s shares remain tradable under the symbol "GLCP" on the Pink OTC Markets Inc. system. The Company is currently examining which market would best meets the needs of its shareholders and will take the necessary steps to have the Company’s shares quoted in whichever marketplace(s) achieve that, whether that is the OTCBB or another exchange. The Company remains current in all its required filings with regulators in the jurisdictions in which it operates.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated April 1, 2010 Announcing corporate update

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2010

Enertopia Corp.

By:  /s/ Robert G. McAllister
Robert G. McAllister
President and Director